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                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 3, 1995 on the consolidated financial statements of IDS Life Insurance Company and our report dated March 17, 1995 on the financial statements of IDS Life Variable Life Separate Account (comprising, respectively, the U, V, W, X, Y, and IL subaccounts) for the Flexible Premium Survivorship Variable Life Insurance Policy to be offered by IDS Life Insurance Company, in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 33-62457) being filed under the Securities Act of 1933.




Ernst & Young LLP
Minneapolis, Minnesota
September 21, 1995